EXHIBIT 2

                 Keith Hall                Deborah Roth
     Contacts:   Sr. Vice President        Director Corporate Communications
                   & CFO                   LendingTree, Inc.
                 LendingTree, Inc.         (704) 944-8571
                 (704) 944-8580            droth@lendingtree.com
                 khall@lendingtree.com

                           LENDINGTREE ANNOUNCES
                       $45 MILLION FINANCING PACKAGE

            Participants in round include Zions Bancorporation, Capital Z Partners, Ltd., Union Labor Life Insurance
                Co., and the Paul Revere Capital Fund, Ltd.

o Package consists of $21 million consisting of approximately $13 million in convertible preferred and $7.5 million through credit facilities
o Company also receives $24 million commitment for common stock equity line.
o $21 million from preferred stock and credit lines will fund LendingTree's operations until the company expects to earn positive EBITDA in first quarter 2002.


        CHARLOTTE, N.C., MARCH 7, 2001 -- LendingTree, Inc. (NASDAQ: TREE), the leading online loan marketplace and loan exchange technology provider, today obtained commitments and signed agreements in conjunction with a financing package of $45 million. The package consists of $21 million raised through the sale of approximately $13 million in convertible preferred stock and arranging two lines of credit for $7.5 million. The company also received a commitment for a $24 million line of common equity financing.

        Investors in the 8% convertible preferred stock include Capital Z Partners, Ltd., the company's largest investor, Zions Bancorporation, owners of Digital Signature Trust Company, as well as other affiliated private investors. One of the $7.5 million lines of credit is a $5 million line arranged with the Union Labor Life Insurance Company (ULLICO), the company's second largest investor.

        Doug Lebda, LendingTree's founder and CEO stated, "We are very pleased with the structure of this financing package. The $21 million in funds received from the sale of convertible preferred stock and the two credit facilities, plus the company's $12.7 million in cash as of December 31, 2000, is enough to fund LendingTree's operations until we expect to earn positive cash operating income (EBITDA) in the first quarter of 2002."

        The $24 million commitment for a line of common equity financing was arranged with Paul Revere Capital Partners, Ltd. This line permits LendingTree to sell common stock when and if desired by the company during the next 24 months, subject to certain restrictions.


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        These offerings will be private placements under the Securities Act of 1933. The securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. LendingTree has agreed to file a registration statement covering resales of the common stock by the investors. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

        Conference Call Information: LendingTree has scheduled a conference call to discuss the company's financial results for the fourth quarter of 2000 and this financing package on Wednesday, March 7th at 5:00 p.m. EST. To listen to the conference call, please dial 212-896-6061. A replay of the call will be available starting one hour after the completion of the call until 5:00 p.m. EST, March 10, 2001. The dial-in number for the replay will be 800-633-8284, Reservation #18146801. The conference call will also be available via Webcast at LendingTree.com.

        ABOUT LENDINGTREE, INC.
        LendingTree (NASDAQ: TREE) is the leading online loan marketplace and loan exchange technology provider. LendingTree's loan exchange technology, Lend-Xsm, powers the online loan marketplace at LendingTree.com, as well as the online lending offerings of other institutions. At LendingTree.com qualified consumers may receive multiple loan offers, within one business day, in response to a single loan request for home mortgages, home equity loans, personal loans, automobile financing loans, and credit cards. More than 100 banks and lenders compete for consumers' business in the LendingTree loan marketplace at www.lendingtree.com, providing consumers with an unprecedented level of control over the lending process, by enabling them to compare and review multiple loan offers and accept the loan offer that is best for them. The banks and lenders in the LendingTree marketplace generate new business that meets their specific underwriting criteria at reduced acquisition costs. For more information, or for a full listing of the more than 100 banks and lenders in the Lending Tree marketplace please go to www.lendingtree.com or call 704-541-5351.

        ABOUT ZIONS BANCORPORATION
        Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in some of the country's best growth markets. Under local management teams and community identities, Zions operates over 350 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is the only primary dealer in government securities headquartered in the Western U.S., and is a national leader in SBA lending, agricultural finance and electronic bond trading. Through its subsidiary, Digital Signature Trust, the company is a leader in providing trusted Internet identity credentials. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

        ABOUT CAPITAL Z PARTNERS
        Based in New York, Capital Z Financial Services Fund II, LP (CZF
        II) is a $1.85 billion global private equity fund that focuses exclusively on investments in traditional

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        and online financial services companies. CZF II, which was formed in August 1998, is managed by Capital Z Partners, a global alternative asset management firm headquartered in New York City with offices in San Francisco, London and Hong Kong. Capital Z Partners also manages Capital Z Investments, L.P., a $1.5 billion fund which focuses exclusively on investments in private equity funds, hedge funds and other alternative investment vehicles. Since 1990, Capital Z Partners and its predecessor funds have invested in excess of $1.8 billion in over 70 transactions - including in excess of $450 million in e-finance businesses.

        This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding: projected future revenues; optimism about the results of certain strategic and consumer initiatives; product and technological implementations; and projected expenditures and growth. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness of lending institutions to offer their products over the Internet; further changes in the Company's relationships with existing lenders, companies, and/or strategic partners; the Company's ability to attract and integrate new lending companies and strategic partners; implementation of competing Internet strategies by existing and potential lending participants; implementation and acceptance of new product or service offerings, consumer lending industry regulation; competition in all aspects of the Company's business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.


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